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                                   FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  June 17, 1996
                                                          (June 11, 1996)



                         COMMISSION FILE NUMBER 1-13068


                                  IRATA, INC.
                              (Name of registrant)


TEXAS                                                 76-0366015
(State of incorporation)                              (IRS Employer
                                                      Identification No.)

8554 KATY FREEWAY, SUITE 100, HOUSTON, TEXAS          77024
(Address of principle executive offices)              (Zip Code)

Registrant's telephone number, including area code    (713)467-4300



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Exhibit 1 is on page 4
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Item 4. Changes in Registrant's Certifying Accountant

  1. Effective June 11, 1996 Ernst & Young LLP, resigned as our certified public accountants. The resignation was accepted by the Audit Committee of the Board of Directors.

  2. For the Company's fiscal year ending June 30, 1994 an unqualified opinion was issued on the financial statements. However, Ernst & Young's report dated September 22, 1995 for the fiscal year ending June 30, 1995 contained the following paragraph:

  The accompanying financial statements have been prepared assuming that Irata, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of a loan agreement with a lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  3. During the Company's two most recent fiscal years and through June 11, 1996, there were no disagreements with Ernst & Young LLP in regards to financial accounting and reporting matters which if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

  4. During the Company's two most recent fiscal years and through June 11, 1996, reportable conditions relating to the internal control structure were noted and reported to the Audit Committee.

  5. The Company has requested Ernst & Young LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agrees with the statements contained above. A copy of the letter from Ernst & Young LLP to the Securities and Exchange Commission is filed as
Exhibit 1.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         IRATA, INC.
                                         (Registrant)



Date:  June 17, 1996                  /s/ Robert A. Searles, Jr.
                                    ____________________________________
                                         Robert A. Searles, Jr.
                                    President and Chief Executive Officer

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